Exhibit 99.1

Stran & Company Announces 42% Increase in Revenue
and Reports Profitable Net Earnings for the Third Quarter of 2023

Conference call to be held today at 10:00 AM ET

Quincy, MA / November 6, 2023 / Stran & Company, Inc. (“Stran” or the “Company”) (NASDAQ: SWAG) (NASDAQ: SWAGW), a leading outsourced marketing solutions provider that leverages its promotional products and loyalty incentive expertise, today provided a business update and reported financial results for the three months ended September 30, 2023.

Andy Shape, President and Chief Executive Officer of Stran, commented, “Following our business growth initiatives, we generated a 42% increase in revenue to a record $19.3 million for the third quarter of 2023. At the same time, our gross profit increased by 50% to $6.4 million, with gross profit margin increasing to 33% compared to 31% for the same period last year, and we booked net earnings of approximately $684,000. We believe our growth and net earnings this quarter reflect infrastructure and technology investments, marketing initiatives, and strategic acquisitions we have pursued in recent quarters while managing our expenses. Moreover, we are proud to have grown organic revenue 30% to $15.4 million for the third quarter of 2023 and achieved these results despite a challenging macroeconomic environment, reflecting our competitive position and increase in market share. As a result, we believe we are continuing to lead the highly fragmented, $25.8 billion promotional products industry through continued organic growth, coupled with a highly accretive acquisition strategy.”

“Over the last eighteen months, we have completed four acquisitions and have now integrated all of these businesses into Stran. Each acquisition has brought assets that are significant to Stran, by expanding our geographic footprint, increasing our logistical capabilities, and bringing preferred clientele to our roster of clients. While we will continue to explore strategic M&A opportunities as they arise, our primary focus is organic growth and maximizing the potential of these acquisitions. By combining our M&A strategy with expanded sales and marketing programs, we have further developed our client base, as illustrated by a recent three-year contract estimated to provide up to several hundred thousand dollars in annual spending with a leading medical group. In addition, we recently expanded our relationship with an online sports and entertainment customer, and have launched a loyalty redemption program. This program received over 22,000 orders, generating over $2 million in sales within the first week alone. By combining reliability and execution, we serve notable brands and intend to continue to deliver on customer needs.”

“Reflecting our confidence in our financial position and the outlook of the business, during the last quarter we continued to conduct our stock repurchase program initially announced in February 2022. As of September 30, 2023, we have repurchased a total of approximately $3.4 million of stock over the course of the program, and management team members have also reported purchases of Company stock in the open market. At the same time, we completed the quarter with $19.7 million in cash and liquid investments as of September 30, 2023, and continued to manage expenses. Overall, we plan to continue to apply our growth strategy by innovating and investing in technology, initiating marketing efforts to help deepen and develop client relationships, and selectively pursuing acquisitions to sustain our growing operations.”

Financial Results

Revenue increased 42% to approximately $19.3 million for the three months ended September 30, 2023 from approximately $13.6 million for the three months ended September 30, 2022. The increase was primarily due to higher spending from existing customers as well as business from new customers. Additionally, the acquisitions of the assets of each of G.A.P. Promotions, LLC (“G.A.P. Promotions”) in January 2022, Trend Promotional Marketing Corporation (d/b/a Trend Brand Solutions) (“Trend Brand Solutions”) in August 2022, Premier Business Services (“Premier NYC”) in December 2022, and T R Miller Co., Inc. (“T R Miller”) in June 2023, respectively, accounted for an aggregate of approximately $3.9 million, or 20.4%, of sales, for the third quarter of 2023, compared to approximately $1.7 million, or 12.6%, of sales, for the third quarter of 2022 from the acquisition of the G.A.P. Promotions assets in January 2022 and the acquisition of the Trend Brand Solutions assets in August 2022. Recurring organic sales, defined as sales excluding revenue from the acquisitions of the assets of each of G.A.P. Promotions, Trend Brand Solutions, Premier NYC, and T R Miller, increased 29.5%, or approximately $3.5 million, to approximately $15.4 million for the three months ended September 30, 2023, compared to approximately $11.9 million for the three months ended September 30, 2022.

Gross profit increased 50% to approximately $6.4 million, or 33.0% of revenue, for the three months ended September 30, 2023, from approximately $4.2 million, or 31.3% of revenue, for the three months ended September 30, 2022. The increase in the dollar amount of gross profit was due to increased sales, partially offset by an increase in purchasing and freight costs.

Net earnings for the three months ended September 30, 2023 were approximately $0.7 million, compared to a net loss of approximately $0.7 million for the three months ended September 30, 2022. This change was primarily due to the increase in sales during the three months ended September 30, 2023, partially offset by an increase in operating expenses.

Conference Call

The Company will host a conference call at 10:00 A.M. Eastern Time today to discuss the Company’s financial results for the Company’s financial results for the third quarter of 2023 ended September 30, 2023, as well as the Company’s corporate progress and other developments.

The conference call will be available via telephone by dialing toll free 888-506-0062 for U.S. callers or +1 973-528-0011 for international callers and using entry code: 926511. A webcast of the call may be accessed at https://www.webcaster4.com/Webcast/Page/2855/49360 or on the Investor Relations section of the Company’s website at https://ir.stran.com/news-events/ir-calendar.

A webcast replay will be available on the Investor Relations section of the Company’s website (https://ir.stran.com/news-events/ir-calendar), through November 6, 2024. A telephone replay of the call will be available approximately one hour following the call, through November 20, 2023, and can be accessed by dialing 877-481-4010 for U.S. callers or +1 919-882-2331 for international callers and entering conference ID: 49360.

About Stran

For over 27 years, Stran has grown to become a leader in the promotional products industry, specializing in complex marketing programs to help recognize the value of promotional products, branded merchandise, and loyalty incentive programs as a tool to drive awareness, build brands and impact sales. Stran is the chosen promotional programs manager of many Fortune 500 companies, across a variety of industries, to execute their promotional marketing, loyalty and incentive, sponsorship activation, recruitment, retention, and wellness campaigns. Stran provides world-class customer service and utilizes cutting-edge technology, including efficient ordering and logistics technology to provide order processing, warehousing and fulfillment functions. The Company’s mission is to develop long-term relationships with its clients, enabling them to connect with both their customers and employees in order to build lasting brand loyalty. Additional information about the Company is available at: www.stran.com.

Forward Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the Company’s periodic reports which are filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Contacts:

Investor Relations Contact:

Crescendo Communications, LLC

Tel: (212) 671-1021

SWAG@crescendo-ir.com

Press Contact:

Howie Turkenkopf
press@stran.com

BALANCE SHEETS

	September 30,	December 31,
	2023	2022
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash & Cash Equivalents	$9,435,090	$15,253,756
Investments	10,257,675	9,779,355
Accounts Receivable, Net	16,530,027	14,442,626
Deferred Income Taxes	1,334,000	841,000
Inventory	6,903,305	6,867,564
Prepaid Corporate Taxes	87,459	87,459
Prepaid Expenses	796,018	386,884
Deposits	2,886,051	910,486
	48,229,625	48,569,130

PROPERTY AND EQUIPMENT, NET:	1,413,870	1,000,090

OTHER ASSETS:
Intangible Assets - Customer Lists, Net	10,313,107	6,272,205
Right of Use Asset - Office Leases	1,344,160	784,683
	11,657,267	7,056,888
	$61,300,762	$56,626,108

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES:
Current Portion of Contingent Earn-Out Liabilities	$3,083,215	$1,809,874
Current Portion of Lease Liability	460,464	324,594
Accounts Payable and Accrued Expenses	4,858,590	4,051,657
Accrued Payroll and Related	1,224,071	608,589
Unearned Revenue	4,268,990	633,148
Rewards Program Liability	2,750,000	6,000,000
Sales Tax Payable	278,945	365,303
Note Payable - Wildman	-	162,358
	16,924,275	13,955,523

LONG-TERM LIABILITIES:
Long-Term Contingent Earn-Out Liabilities	4,883,265	2,845,944
Long-Term Lease Liability	858,214	460,089
	5,741,479	3,306,033

STOCKHOLDERS’ EQUITY:
Common Stock, $.0001 Par Value; 300,000,000 Shares Authorized, 18,521,332 and 18,475,521 Shares Issued and Outstanding as of September 30, 2023 and December 31, 2022, respectively	1,853	1,848
Additional Paid-In Capital	38,397,861	38,279,151
Retained Earnings	235,294	1,083,553
	38,635,008	39,364,552
	$61,300,762	$56,626,108

STATEMENTS OF EARNINGS (LOSS) AND RETAINED EARNINGS

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022

(UNAUDITED)

	Three Months Ended September 30, 2023	Three Months Ended September 30, 2022	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022

SALES	$19,303,335	$13,576,072	$52,549,688	$40,642,559

COST OF SALES:
Purchases	11,603,364	8,388,856	32,437,178	25,843,023
Freight	1,328,603	939,865	3,970,268	3,573,830
	12,931,967	9,328,721	36,407,446	29,416,853

GROSS PROFIT	6,371,368	4,247,351	16,142,242	11,225,706

OPERATING EXPENSES:
General and Administrative Expenses	5,939,694	4,896,386	18,369,963	13,152,774
	5,939,694	4,896,386	18,369,963	13,152,774

EARNINGS (LOSS) FROM OPERATIONS	431,674	(649,035)	(2,227,721)	(1,927,068)

OTHER INCOME AND (EXPENSE):
Other Income	242,009	20,471	313,738	92,124
Interest Income (Expense)	183,156	(2,881)	467,415	(9,023)
Unrealized Gain (Loss) on Investments	35,770	(231,214)	134,352	(231,214)
	460,935	(213,624)	915,505	(148,113)

EARNINGS (LOSS) BEFORE INCOME TAXES	892,609	(862,659)	(1,312,216)	(2,075,181)

PROVISION FOR INCOME TAXES	208,000	(174,507)	(463,957)	(393,772)

NET EARNINGS (LOSS)	684,609	(688,152)	(848,259)	(1,681,409)

NET EARNINGS (LOSS) PER COMMON SHARE
Basic and Diluted	$0.04	$(0.03)	$(0.05)	$(0.09)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
Basic and Diluted	18,515,206	19,702,136	18,515,206	19,702,136

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